UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 14, 2018
PTC THERAPEUTICS, INC.
(Exact Name of Company as Specified in Charter)

Delaware	001-35969	04-3416587
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Corporate Court
South Plainfield, NJ	07080
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (908) 222-7000
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 14, 2018, PTC Therapeutics, Inc., (the "Company") appointed Stephanie S. Okey, M.S. and Emma Reeve to its board of directors (the "Board"), effective immediately, filling two vacancies on the Board. Ms. Okey will serve as a Class I director with a term expiring at the annual meeting of stockholders to be held in 2020 and Ms. Reeve will serve as a Class II director with a term expiring at the annual meeting of stockholders to be held in 2021. Ms. Reeve was also appointed to serve as a member of the Company's audit committee.
For over 25 years, from 1987 until 2015, Ms. Okey served in various positions of increasing responsibility in the biopharmaceutical industry, first at Genentech, Inc., followed by 19 years at Genyzme, a Sanofi company ("Genzyme"). Ms. Okey’s management experience during her tenure at Genyzme included serving as Senior Vice President, Head of North America, Rare Diseases, and U.S. General Manager, Rare Diseases from August 2012 to July 2015 and as Vice President and General Manager, U.S. Genetic Diseases Business Unit from September 2011 to August 2012. Ms. Okey retired from Genzyme in July 2015. Since June 2018, Ms. Okey has served as a member of the board of directors of Albireo Pharma, Inc., a Nasdaq-listed biopharmaceutical company. In addition, she previously served as a member of the board of directors of the California Life Sciences Association from October 2014 to January 2016. Ms. Okey received a B.S. degree in Zoology from The Ohio State University and a M.S. degree in Immunology and Medical Microbiology from Wright State University.
Ms. Reeve has served as the senior vice president and chief financial officer of Constellation Pharmaceuticals, Inc., a Nasdaq-listed biopharmaceutical company, since October 2017 and as its treasurer and secretary since December 2017. Ms. Reeve served as the corporate controller of PAREXEL International, a life sciences consulting firm and contract research organization, from September 2014 to October 2017 and as interim chief financial officer and corporate controller of PAREXEL from July 2016 to May 2017. Previously, Ms. Reeve served as head of finance and administration at Novartis Pharma Schweiz, a pharmaceutical company, from May 2012 to August 2014 and as vice president, global head business planning and analysis for Novartis Vaccines and Diagnostics, a division of Novartis, from January 2008 to April 2012. Prior to that, she served as the chief financial officer of Inotek Pharmaceuticals, Inc., and of Aton Pharma, Inc., and in operational and finance roles at Merck Research Laboratories and Bristol-Myers Squibb Company. Ms. Reeve received a B.Sc. degree in computer science from Imperial College, University of London and is an associate of the Institute of Chartered Accountants in England & Wales.
In connection with Ms. Okey’s and Ms. Reeve’s appointments to the Board, Ms. Okey and Ms. Reeve will be entitled to compensation in accordance with the Company’s outside director compensation policy, under which each non-employee director receives a base annual retainer of $50,000 per year for service as a Board member. In addition, Ms. Reeve will be entitled to receive $8,000 per year for service as an audit committee member. The Company will also reimburse Ms. Okey and Ms. Reeve for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee on which they serve.
In addition, in accordance with the Company's outside director equity compensation policy, the Company granted each of Ms. Okey and Mrs. Reeve, pursuant to the Company’s 2013 Long Term Incentive Plan, (i) an "initial director option grant" of 14,000 stock options to purchase shares of the Company’s common stock, which vests equally on a monthly basis over 36 months beginning on the one month anniversary of the grant date and (ii) an "annual director option grant", pro-rated for the remainder of 2018, of 1,167 stock options to purchase shares of the Company’s common stock, which vests on January 3, 2019. Beginning in 2019, Ms. Okey and Ms. Reeve will be eligible for equity award grants on the same terms as other continuing members of the Board.
There is no arrangement or understanding between either of Ms. Okey or Ms. Reeve and any other persons pursuant to which either of Ms. Okey and Ms. Reeve was elected as a director. In addition, neither Ms. Okey nor Ms. Reeve are a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Item 7.01. Regulation FD Disclosure.
On December 18, 2018, the Company issued a press release in which it announced the appointments of Ms. Okey and Ms. Reeve described above. A copy of the press release is attached to this Current Report on Form 8-K (this "Report") as Exhibit 99.1 and is incorporated by reference into this Item 7.01.
The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.  All website addresses given in this Report or incorporated herein by reference are for information only and are not intended to be an active link or to incorporate any website information into this Report.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated December 18, 2018 issued by PTC Therapeutics, Inc.
Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PTC Therapeutics, Inc.

Date: December 18, 2018	By:	/s/ Christine Utter
	Name:	Christine Utter
	Title:	Principal Financial Officer